Exhibit 10.1

August 21, 2022

Via Email

Oleg Movchan

Dear Oleg:

Enfusion, Ltd. LLC (“OpCo”) and Enfusion, Inc. (“PubCo” and, together with OpCo, the “Company”), are pleased to extend you an offer of employment as Interim Chief Executive Officer of the Company (“Interim CEO”), reporting to the Board of Directors of PubCo (the “Board”), effective August 21, 2022 (the “Effective Date”). The terms of your employment are as follows:

1.Term. It is anticipated that your employment will continue until the date that a new Chief Executive Officer (the “New CEO”) commences employment with the Company (“New CEO Commencement Date”), unless your employment is sooner terminated by you or the Board. The time period between the Effective Date and the last date of your employment with the Company (the “Date of Employment Termination”) shall be referred to herein as the “Term”).

2.Position. As the Interim CEO, you shall have such powers and duties as may from time to time be prescribed by the Board. At all times during the Term, you shall devote your full working time and efforts to the business and affairs of the Company. In addition, you shall continue to serve as a member of the Board during the Term, provided that you have already or shall immediately resign from the Nominating and Governance Committee of the Board. Notwithstanding the foregoing, you may serve on other boards of directors and engage in other business activities, with the prior written approval of the Board (the “Outside Activities”) provided such Outside Activities do not create a conflict of interest and do not take more than five percent (5%) of your business time during the Term. You also may engage in religious, charitable or other community activities as long as such services only require a modest time commitment during the Term and such activities do not interfere with the performance of your duties to the Company as provided in this Agreement.

3.Base Salary. During the Term, OpCo will pay you a base salary at the rate of $650,000 per year, payable in accordance with OpCo’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with OpCo’s usual payroll practices.

4.Cash Bonus. Promptly after the end of the Term or upon the one-year anniversary hereof, whichever is earlier, OpCo will pay you a cash bonus equal to (i) $650,000, multiplied by (ii) the Pro Rata Percentage. “Pro Rata Percentage” shall mean the quotient of (i) the number of days between the Effective Date and end of the Term (inclusive), divided by (ii) 365.

5.Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses that you incur during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

6.Employee Benefits. During the Term, you may be eligible to participate in or receive certain benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. You are not entitled to severance pay or benefits in connection with the ending of your employment.

7.At-will Employment. At all times your employment is “at will,” meaning you or the Company may terminate it at any time. In the event of the ending of your employment for any reason, the Company shall pay you (i) any Base Salary earned through the Date of Employment Termination, unpaid expense reimbursements on or before the time required by law but in no event more than 30 days after the Date of Employment Termination; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Employment Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your employment.

8.Restricted Activities. You agree to enter into the Company’s confidentiality, assignment of inventions and other restrictive covenants agreements consistent with the requirements imposed on the Company’s other executive-level employees (the “Restrictive Covenant Agreement”).

9.Withholding. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10.Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the terms and conditions of your employment as Interim CEO.

11.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

12.Other Terms. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows.]

Thank you for your willingness to serve as the Interim CEO. You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me. If you have any questions, please do not hesitate to contact me.

Very truly yours,

ENFUSION, INC.

/s/ Kathleen DeRose
By:	Kathleen DeRose
Its:	Interim Chair of the Board of Directors

ENFUSION, LTD. LLC

By:	Enfusion US 1, Inc., its managing member

/s/ Stephen P. Dorton
By:	Stephen P. Dorton
Its:	Chief Financial Officer and Secretary

I have read and accept this Agreement:

/s/ Oleg Movchan
Oleg Movchan

Dated:	August 21, 2022